Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES JOSEPH F. EAZOR TO ITS BOARD OF DIRECTORS

RIVERWOODS, IL – January 15, 2016 – Discover Financial Services (NYSE: DFS) announced that Joseph F. Eazor has joined the company’s Board of Directors.

Mr. Eazor is currently chief executive officer, president and member of the board of directors at EarthLink, Inc., a leading IT services, network and communications provider. Mr. Eazor joined EarthLink in January 2014 and leads the strategy, direction and operations for the company.

“Joe has a proven track record of leading successful global companies and extensive experience in technology and IT services,” said David Nelms, chairman and chief executive officer for Discover. “Joe will be a valuable asset to our company and board of directors as we continue to grow and bring innovative banking experiences to our customers.”

Prior to joining EarthLink, Mr. Eazor served as executive vice president and COO of global sales and customer operations at EMC. Prior to EMC, Mr. Eazor served in a variety of leadership roles at HP and Electronic Data Systems. This included leading HP Enterprise Services (the former EDS business), with more than $20 billion in revenue and 130,000 employees focused on IT services. Previously, he served as the leader of EDS’ Asia Pacific business and as EDS’ head of corporate strategy and development.

In addition to his corporate roles, Mr. Eazor serves on the board of Commvault, a data protection and information management company.

Mr. Eazor serves on the Audit Committee of the company’s Board of Directors.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contact

Rob Weiss

Discover Media Relations

224-405-6304

robertweiss@discover.com